EXHIBIT 99.1

(Nasdaq: BREL)

AT THE COMPANY	AT FRB|WEBER SHANDWICK
John L. Coker	Marilynn Meek — General Info (212) 445-8451
Vice President, Finance and Administration	Julia Tu — Analyst (212) 445-8456
and Chief Financial Officer
(301) 762-5260

FOR IMMEDIATE RELEASE:
July 23, 2003

BIORELIANCE REPORTS RECORD REVENUE AND PROFIT
FOR THE SECOND QUARTER OF 2003

Revenue Increased 13% and Net Income Increased 15%

ROCKVILLE, MD; July 23, 2003 – BioReliance Corporation (Nasdaq: BREL) today reported record revenue and profit for its second quarter ended June 30, 2003. Revenue increased 13% to $23.5 million from $20.7 million for the second quarter of 2002. Net income for the second quarter increased 15% to $3.2 million, compared to net income of $2.8 million for the same period in 2002. Earnings per share (diluted) for the second quarter of 2003 were $0.37 compared to $0.31 for the second quarter last year.

For the six months ended June 30, 2003, revenue was $44.3 million compared to $39.7 million for the comparable period last year. Net income for the first six months of 2003 was $5.5 million compared to $4.9 million for the corresponding period last year. Earnings per share (diluted) for the first six months of 2003 were $0.63 compared to $0.55 for the same period in 2002.

Capers McDonald, President and CEO, said, “In the second quarter, we delivered record revenues, once again demonstrating the effectiveness of our worldwide efforts on quality, science and service. Both of our operating segments as well as our geographic segments reported increases in revenue, further demonstrating our company-wide focus on customer service. We have continued to work successfully with our clients on the development of global multi-year arrangements. We feel that these and other programs are also delivering results for our investors.”

Mr. McDonald continued, “As previously announced, we are pleased to be in exclusive discussions with Q-One Biotech for the acquisition of that business. Q-One is a high quality provider of client services in our industry and would be an important strategic addition in our on-going campaign of providing unsurpassed scientific solutions to serve the needs of the biopharmaceutical industry.”

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BioReliance Corporation

John Coker, Chief Financial Officer, concluded, “Looking into the second half of the year, we believe that our ongoing business will achieve operating results consistent with our previous guidance for the full year 2003. However, our previous forecasts do not take into consideration a possible combination with Q-One Biotech or the significant potential charge to earnings for transaction and related costs that would result if that transaction were not completed. Excluding the effects of a potential acquisition of Q-One Biotech, we expect the strong operating performance of our on-going business over the past several quarters to continue through the second half of the year.”

BioReliance Corporation is a leading contract service organization providing testing, development and manufacturing services for biologics and other biomedical products to biotechnology and pharmaceutical companies worldwide. The Company believes that it is the largest provider of outsourcing services focused on the expanding biologics sector of the pharmaceutical industry.

To receive BioReliance’s latest news and review other corporate developments, please visit our web site at http://www.bioreliance.com.

This press release contains forward-looking statements that describe BioReliance’s future plans and objectives. These statements include statements regarding the Company’s expectations for earnings during 2003. The risks and uncertainties are detailed from time to time in reports filed by BioReliance with the Securities and Exchange Commission, including in its Form 10-K filed on March 31, 2003 and include, but are not limited to, the following: (1) the dependence of BioReliance’s business strategy upon market acceptance of biologics, (2) the size and growth of the overall markets for biopharmaceuticals, including the amounts spent on research and development by biotechnology and pharmaceutical companies, (3) lower than expected returns on capital expenditures, (4) risks associated with the short-term nature of BioReliance’s contracts, (5) possible termination for convenience of government contracts, (6) the loss of significant contracts or customers, (7) difficulty in accurately predicting revenue due to the short-term nature of BioReliance’s contracts, (8) the success of BioReliance’s new contracts and whether they will contribute to revenue growth, (9) difficulty in managing changes associated with the BioReliance’s growth, (10) inability to generate sufficient revenue to cover costs of its U.S. manufacturing facility, (11) increased competition associated with consolidations in the industry, (12) technological advancements by BioReliance or its competitors, (13) the inability to attract and retain qualified scientific and technical personnel, (14) potential civil and regulatory liabilities associated with BioReliance’s testing and manufacturing activities involving hazardous materials, (15) potential regulatory sanctions by the FDA, (16) the completion of a transaction with Q-One Biotech, and (17) general economic and market conditions in the United States and in other countries in which BioReliance currently does business.

Financial tables follow.
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BioReliance Corporation

BIORELIANCE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenue	$23,455	$20,733	$44,254	$39,746
Cost of Sales	13,479	11,971	26,026	22,993

Gross Profit	9,976	8,762	18,228	16,753
Expenses:
Selling, general & administrative	4,711	4,332	9,027	8,521
Research and development	212	194	428	456

Income from operations	5,053	4,236	8,773	7,776
Interest & other expense (income), net	(89)	(178)	44	55

Income before income taxes	5,142	4,414	8,729	7,721
Income tax provision	1,902	1,608	3,229	2,818

Net income	$3,240	$2,806	$5,500	$4,903

Earnings per share – basic:
Net income per common share outstanding	$0.39	$0.33	$0.65	$0.58

Weighted average common shares outstanding	8,384	8,430	8,434	8,415

Earnings per share – diluted:
Net income per common & common equivalent shares outstanding	$0.37	$0.31	$0.63	$0.55

Weighted average common & common equivalent shares outstanding	8,695	8,918	8,773	8,905

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(In thousands, unaudited)

	June 30,

	2003	2002

Cash and marketable securities	$35,693	$34,359
Accounts receivable	$23,034	$21,563
Total assets	$107,322	$99,824
Total liabilities	$30,952	$32,966
Stockholders’ equity	$76,370	$66,858